Exhibit 99.1
KINDER MORGAN INCREASES QUARTERLY DIVIDEND
TO $0.49 PER SHARE, UP 14%

KMI Remains on Track to Meet its Full-Year Dividend Target of $2.00 Per Share

Project Backlog Increased by $3.7 Billion from the First Quarter to $22.0 Billion

HOUSTON, July 15, 2015 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved an increase in its quarterly cash dividend to $0.49 ($1.96 annualized) payable on Aug. 14, 2015, to shareholders of record as of the close of business on July 31, 2015. This represents a 14 percent increase over the second quarter 2014 dividend of $0.43 per share ($1.72 annualized) and is up from $0.48 per share ($1.92 annualized) for the first quarter of 2015. Additionally, KMI increased its project backlog of expansion and joint venture investments to $22.0 billion, an increase of approximately $3.7 billion from the first quarter.
“We are pleased with the large increase in our project backlog which demonstrates our continued ability to leverage our unparalleled asset footprint and provides additional support for future growth," said Executive Chairman Richard D. Kinder. "For the second quarter, KMI had steady results and increased its dividend to $0.49 per share. We remain on track to meet our full-year dividend target of $2.00 per share. While commodity prices continued to pressure the industry this quarter, we continued to produce strong results due mainly to our large, diversified asset portfolio and fee-based cash flows predominantly supported by take-or-pay contracts. We earned distributable cash flow before certain items of $0.50 per share for the second quarter, which equates to coverage in excess of our dividends of $20 million bringing total coverage to $226 million for the first six months. Our five business segments produced $1.827 billion in segment earnings before DD&A and certain items, up 2 percent from the second quarter 2014, primarily driven by increases in our Products Pipelines and Terminals segments offsetting a decline in our CO2 segment."
President and CEO Steve Kean said, “Our current project backlog of expansion and joint venture investments is $22.0 billion. Since the first quarter earnings release, we have placed

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nearly $700 million of completed projects into service, removed approximately $600 million in projects (primarily in the CO2 segment as a result of additional CO2 source and transportation projects being delayed beyond the time horizon of our five-year backlog due to lower commodity prices) and added approximately $5.0 billion driven by new projects, particularly the $3.3 billion market path portion of the Northeast Energy Direct project - and the incremental $630 million investment resulting from KMI's agreement to acquire Shell's 49 percent equity interest in the Elba Liquefaction Company. Projects in the backlog have a high certainty of completion and drive future growth at the company across all of our business segments.”
KMI reported second quarter distributable cash flow before certain items of $1.095 billion versus $332 million for the comparable period in 2014. This increase is primarily attributable to the KMI merger transactions completed in November 2014. Distributable cash flow per share before certain items was $0.50 compared to $0.32 for the second quarter last year. Second quarter net income before certain items was $365 million compared to $515 million for the same period in 2014. Certain items after tax in the second quarter totaled a net loss of $23 million compared to a net loss of $18 million for the same period last year. Net income was $342 million compared to $497 million for the second quarter last year. The decrease in net income before certain items was driven by higher DD&A expense, book taxes and interest expense.
For the first six months of the year, KMI reported distributable cash flow before certain items of $2.337 billion versus $905 million for the comparable period in 2014, due primarily to the KMI merger transactions completed in November 2014. Distributable cash flow per share before certain items for the first six months of the year was $1.07 compared to $0.87 for the same period last year. Net income before certain items was $810 million compared to $1.139 billion for the first two quarters of 2014. Certain items after tax for the first six months of the year totaled a net loss of $49 million compared to a net loss of $41 million for the same period last year. For the first six months of the year, net income was $761 million compared to $1.098 billion for the same period last year. The decrease in net income before certain items was driven by higher DD&A expense, book taxes and interest expense.

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Overview of Business Segments

The Natural Gas Pipelines business produced second quarter segment earnings before DD&A and certain items of $965 million, up 1 percent from $958 million for the same period last year. Natural Gas Pipelines is on track to exceed its published annual budget of 1 percent growth.
“Growth in this segment compared to the second quarter last year was led by contributions from the Hiland acquisition and improved performance on the EagleHawk pipeline,” Kean said. “Second quarter growth was partially offset by lower commodity prices affecting certain of our midstream gathering and processing assets. Earnings were also negatively impacted at Kinder Morgan Louisiana Pipeline as a result of a customer contract buyout and at KinderHawk due to the expiration of a minimum volume contract.”
Natural gas transport volumes were up 3 percent compared to the second quarter last year driven by higher volumes on Texas Intrastate pipelines due to greater production from the Eagle Ford Shale, higher power generation load on the Southern Natural Gas (SNG) pipeline due to lower natural gas prices, and higher volume on the El Paso Natural Gas (EPNG) pipeline driven by demand from Mexico. Sales volumes on the Texas Intrastate system were higher by 9 percent compared to the second quarter last year driven by new industrial and power customer contracts. Power generation throughput on our pipelines was up 16 percent compared to the second quarter of 2014.
Natural gas continues to be the fuel of choice for America’s future energy needs, and certain industry experts are projecting gas demand increases of over 40 percent to nearly 110 billion cubic feet per day (Bcf/d) over the next 10 years. Over the last year and a half, KMI has entered into new and pending firm transport capacity commitments totaling 8.7 Bcf/d, including 1.4 Bcf/d added this quarter. KMI pipelines currently move about one-third of the natural gas consumed in the United States. Future opportunities include the need for more capacity in the Northeast, demand for gas-fired power generation, LNG exports and exports to Mexico. KMI currently has a backlog of natural gas projects of approximately $9.4 billion.

The CO2 business produced second quarter segment earnings before DD&A and certain items of $286 million, down from $360 million for the same period in 2014. The CO2 business is expected to be below its annual budget of an 8 percent decline from 2014 due to lower commodity prices.

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“As expected, lower commodity prices impacted earnings overall, but our SACROC Unit continued to generate strong production,” Kean said. “SACROC reported quarterly oil production in the second quarter, averaging 35.1 thousand barrels per day (MBbl/d), up 9 percent from the second quarter last year and is on track for record annual production. NGL sales volumes of 21.0 MBbl/d at our Snyder Gas Plant were up 7 percent from the second quarter last year. In addition, we continued to offset some of the impact from lower commodity prices by generating cost savings across our CO2 business. While net CO2 volumes increased versus the second quarter of 2014, they were below plan for the quarter. CO2 demand has remained relatively stable, but is not currently growing due to customer capital constraints related to market conditions.”
Combined gross oil production volumes averaged 59.8 MBbl/d for the second quarter, up 5 percent from 56.8 MBbl/d in the same period last year. Oil production net to Kinder
Morgan was up 8 percent compared to the same period last year. SACROC’s second quarter production was significantly above both second quarter 2014 results and plan, and Yates produced solid results but was slightly below both second quarter 2014 results and plan. Second quarter Katz and Goldsmith production was above the same period last year, but well below plan. The average West Texas Intermediate (WTI) crude oil price for the second quarter was $57.94 per barrel versus $102.99 for the second quarter of 2014. Kinder Morgan’s 2015 budget assumed an average WTI crude oil price of approximately $70 per barrel. The commodity price impact on the CO2 segment in the second quarter was higher than the sensitivities announced at the beginning of the year (every $1 per barrel change in the average WTI crude oil price will impact the CO2 segment’s distributable cash flow by approximately $7 million) driven by the lower ratio of NGL prices to crude prices relative to the ratio assumed in our budget.

The Products Pipelines business produced second quarter segment earnings before DD&A and certain items of $275 million, up 32 percent from $209 million for the comparable period in 2014. Products Pipelines expects to exceed its published annual budget of 29 percent growth.
“Growth in this segment compared to the second quarter of 2014 was driven by higher volumes on the Kinder Morgan Crude and Condensate Pipeline (KMCC), the startup of the first phase of the petroleum condensate processing facility along the Houston Ship Channel, which began service in March, improved results on Cochin resulting from the July 2014 completion of

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the reversal project and contributions from the Double H Pipeline, which was part of our Hiland acquisition,” Kean said. “We also began producing on-specification products in July 2015 from our second 50,000 barrel a day condensate processing facility.”
Total refined products volumes were up 4 percent for the second quarter versus the same period in 2014. Segment gasoline volumes were up 6 percent compared to the second quarter of 2014. NGL volumes more than doubled from the same period last year due to completion of the reversal project on Cochin. Condensate volumes were nearly four times higher than the second quarter last year primarily due to the continued ramp up of volumes on KMCC.
Products Pipelines handled about 11.0 million barrels of biofuels (ethanol and biodiesel) in the second quarter, up slightly from the same period last year. This segment continues to make investments in assets across its operations to accommodate more biofuels.

The Terminals business produced second quarter segment earnings before DD&A and certain items of $271 million, up 19 percent from $227 million for the same period in 2014. The Terminals business is expected to be slightly below its published annual budget of 20 percent growth.
“Approximately 75 percent of the growth in the second quarter was organic versus the same period last year, with the remainder coming from acquisitions,” Kean said. “The increase in second quarter earnings was led by strong performance at our liquids terminals, driven by various expansions across our network including adding additional storage capacity at our BOSTCO and Edmonton South terminals, as well as placing the Edmonton Rail Terminal, a 50-50 joint venture with Imperial Oil Ltd, in service. The Jones Act tanker acquisitions also contributed significantly to growth in this segment, along with contributions from the recently acquired Vopak terminals. Earnings were impacted by a softening of the domestic steel market, and continued weakness in global coal markets also impacted the segment, which saw coal export volumes decline 43 percent versus the same period last year. However, the coal volume impact on earnings was largely offset by long-term minimum tonnage commitments with customers.”
For the second quarter, Terminals and Products Pipelines combined handled 26.8 million barrels of ethanol, down from 27.8 million barrels for the same period last year. The decline reflects the company’s previously announced sale of certain smaller terminal facilities to Watco Companies in exchange for an incremental equity interest in Watco as well as the opportunistic

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conversion of storage from ethanol to gasoline service in certain markets. KMI currently handles approximately one-third of the ethanol used in the United States.

Kinder Morgan Canada produced second quarter segment earnings before DD&A and certain items of $37 million versus the $40 million it reported for the same period in 2014.  Demand for capacity remained high on the Trans Mountain pipeline system in the second quarter, with mainline throughput into Washington state up nearly 15 percent from the same period last year. The earnings decline was primarily due to an unfavorable foreign exchange rate, as the Canadian dollar declined in value by approximately 11 percent since the second quarter of 2014. Kinder Morgan Canada expects to come in below its published annual budget of 1 percent growth because of expected continued weakness in the Canadian dollar.

2015 Outlook
KMI expects to declare dividends of $2.00 per share for 2015, an approximately 15 percent increase over the 2014 declared dividend of $1.74 per share. We expect to have substantial cash coverage in excess of our 2015 declared dividends; however, we expect our excess coverage to be below our budgeted coverage of $654 million as our budgeted coverage assumed an average WTI crude oil price of approximately $70 per barrel and a Henry Hub natural gas price of $3.80 per MMBtu in 2015. The overwhelming majority of cash generated by KMI’s assets is fee based and is not sensitive to commodity prices.  KMI does have some commodity price sensitivity, primarily in its CO2 segment, and hedges the majority of its next 12 months of oil production to minimize this sensitivity.  For 2015, the company estimated that every $1 per barrel change in average WTI crude oil price will impact KMI’s distributable cash flow by approximately $10 million, and each $0.10 per MMBtu change in the average price of natural gas will impact distributable cash flow by approximately $3 million.  Even adjusting for projected commodity prices, the company expects to increase its dividends by 10 percent each year from 2016 through 2020.

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Other News

Natural Gas Pipelines

•
The KMI board of directors has approved the market path portion of Tennessee Gas Pipeline's (TGP) Northeast Energy Direct project (NED), subject to receipt of applicable regulatory approvals, including state public utility commission approvals for our LDC customers. Currently, the market path portion of the project has commitments of over 550,000 dekatherms/day (Dth/d). The market path, from Wright, New York, to Dracut, Massachusetts, and beyond, is scalable up to 1.3 Bcf/d. TGP has made substantial progress in securing customer commitments with respect to the supply path portion of the project, from the Marcellus production area to Wright, New York, which is scalable up to 1.2 Bcf/d. A FERC certificate application filing is anticipated in the fourth quarter of 2015. The project has an expected in-service date of Nov. 1, 2018, and anticipated capital required for both the market and the supply path components is approximately $5 billion.

•
On July 15, 2015, Kinder Morgan, Inc. reached agreement with a unit of Shell to acquire Shell's 49 percent equity interest in the Elba Liquefaction Company (ELC) joint venture formed to develop liquefaction facilities at Elba Island, Georgia. Kinder Morgan currently owns 51 percent of the ELC joint venture.  Shell continues to subscribe under a 20-year contract to 100 percent of the terminal's 2.5 million tonnes per year of export capacity, which is equivalent to approximately 350 million cubic feet per day (MMcf/d) of natural gas.  Kinder Morgan’s expected incremental investment resulting from this transaction is approximately $630 million, bringing its total investment in all the liquefaction and additional terminal facilities at Elba Island to approximately $2.1 billion. Subject to regulatory approvals, construction is expected to begin in the fourth quarter of 2015, with initial production expected to occur in late 2017.

•
A FERC certificate is expected later this year for the Elba Express Company and Southern Natural Gas Company expansion projects to provide 854,000 Dth/d of incremental natural gas transportation service to support the needs of customers in Georgia, South Carolina and northern Florida. Expansion capacity would also serve the proposed Elba Liquefaction project. The project will add north-to-south transportation capacity to the existing Elba Express Pipeline in multiple phases. The combined capital costs of the two projects will be approximately $309 million and the first phases are expected to be in service June 2016, subject to regulatory approvals.

•
Progress continues on the Broad Run Expansion and Broad Run Flexibility projects which will move gas north-to-south from a receipt point in West Virginia to delivery points in Mississippi and Louisiana. Estimated capital expenditures for both projects are approximately $818 million. In 2014, Antero Resources was awarded 790,000 Dth/d of 15-year firm capacity. Subject to regulatory approvals, the Broad Run Expansion project will provide an incremental 200,000 Dth/d of firm transportation capacity from TGP's Broad Run Lateral in TGP Zone 3 to mutually agreeable delivery points in TGP Zone 1. The anticipated in-service date of the Broad Run Expansion project is Nov. 1, 2017. The Broad Run Flexibility project will provide an additional 590,000 Dth/d of firm transportation capacity on the same capacity path and is expected to be in service Nov. 1, 2015.

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•
TGP is continuing work on its approximately $205 million South System Flexibility project, which will provide more than 900 miles of north-to-south transportation capacity on the TGP system from Tennessee to South Texas and expand Kinder Morgan’s transportation service to Mexico. All of the 500,000 Dth/d of capacity is subscribed under a long-term contract to MexGas. An initial 150,000 Dth/d of capacity was placed in service on Jan. 1, 2015, and the remaining capacity will be placed in service in late 2015 and in 2016.

•
On April 2, 2015, TGP filed a FERC certificate application for its proposed $156 million Susquehanna West project to transport 145,000 Dth/d of natural gas to the Susquehanna region of Pennsylvania.  TGP has requested the issuance of a certificate order by April 15, 2016. The project's anticipated in-service date is Nov. 1, 2017.

•
During the second quarter of 2015, TGP began environmental and cultural surveys for its $160 million Cameron LNG capacity project in Louisiana, which would provide 900,000 Dth/d of long-term capacity for customers Mitsubishi and Mitsui via the Cameron Interstate Pipeline, which will serve the future Cameron LNG export complex now under construction. TGP plans a FERC application filing in the fourth quarter of 2015. Cameron LNG received its Notice to Proceed from the FERC in October 2014 and its FERC certificate in June 2014.

•
TGP plans a FERC certificate filing in the fourth quarter of 2015 for its proposed Orion (formerly Marcellus to Milford) project, which would provide 135,000 Dth/d of long-term expansion capacity for three customers from the Marcellus supply basin to a TGP interconnection with Columbia Gas Transmission in Pike County, Pennsylvania. The approximately $141 million project is expected to be in service June 2018, subject to regulatory approvals.

•
On June 19, 2015, TGP filed a FERC certificate application for its proposed $87 million Triad Expansion project to provide 180,000 Dth/d of long-term capacity for Invenergy's Lackawanna Energy Center to serve a planned new area power plant. The anticipated in-service date is Nov. 1, 2017, subject to regulatory approvals.

•
Project planning and engineering-design activities continue on TGP’s proposed $90 million Connecticut Expansion project, which would provide 72,000 Dth/d of additional long-term capacity for three northeast natural gas utility customers. Pending receipt of all necessary regulatory approvals, construction would begin in the fourth quarter 2015 with an anticipated in-service date of Nov. 1, 2016.

•
In December 2014, the company’s Texas Intrastate Pipelines group and TGP entered into 15-year firm transportation agreements and a multi-year storage agreement with Cheniere Energy, through its subsidiary Corpus Christi Liquefaction, and in May 2015, Cheniere made its final investment decision to proceed with the project.  Kinder Morgan will provide 550,000 Dth/d of firm natural gas transportation service and 3 billion cubic feet of natural gas storage capacity to serve the LNG export facility being developed by Cheniere near Corpus Christi, Texas. Kinder Morgan will expand its existing Texas Intrastate and TGP systems to coordinate with the startup of the LNG export facility, which is expected in 2018-2019. The company expects to invest approximately $219 million in these projects.

•
KMI’s Texas Intrastate Pipelines group also entered into a 20-year firm transportation services agreement with SK E&S LNG, LLC, which in April 2015, made its final investment decision to proceed as planned.  KMI will invest approximately $169 million to provide more

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than 320,000 Dth/d of firm natural gas transportation services to support SK LNG’s Train III liquefied natural gas export capacity at Freeport LNG Development's export facility at Quintana Island, Texas.  The project is expected to be completed in the third quarter of 2019.

•
Kinder Morgan Louisiana Pipeline (KMLP) continues to move forward with its approximately $144 million expansion project that will further upgrade its existing pipeline system to serve Cheniere’s Sabine Pass LNG Terminal in Cameron Parish, Louisiana.  The project will increase KMLP's east-to-west reconfigured system capacity by 600,000 Dth/d to serve Train 5 at the facility. Cheniere has reached final investment decision on Train 5. Pending regulatory approvals, this portion of the project is expected to be placed in service in late 2019. Additionally, Cheniere has committed to take an additional 600,000 Dth/d of capacity on KMLP to serve Train 6 at the facility if that train reaches timely final investment decision. A Train 6 commitment would increase the project capital to $215 million. This project is an addition to the previously announced KMLP expansion project to serve Magnolia LNG in Lake Charles, Louisiana.

•
Natural Gas Pipeline Company of America (NGPL) made a certificate application with the FERC for its Chicago Market Expansion project on June 1, 2015. NGPL has executed binding agreements with Antero Resources, Nicor Gas, North Shore Gas and Occidental Energy Marketing for incremental firm transportation service on its Gulf Coast mainline system with receipts at the Rockies Express Pipeline interconnection in Moultrie County, Illinois, and deliveries to points north on NGPL’s pipeline system. These commitments will support the expansion project, which will increase NGPL’s capacity by 238,000 Dth/d and provide transportation service to markets in proximity to Chicago, Illinois. The contracts are for an average term of 11 years. The project is expected to be in service in November 2016 pending regulatory approvals. Kinder Morgan owns a 20 percent interest in and operates NGPL.

•
In conjunction with the Chicago Market Expansion, NGPL and Nicor Gas, NGPL’s largest customer, agreed to an extension of Nicor Gas’ entire transportation and storage contract portfolio through March 31, 2026. These agreements were previously set to expire between 2016 and 2018, with the largest contracts expiring in 2016. The annual revenue associated with the portfolio will increase by approximately 4 percent by the time the Chicago Market Expansion is placed in service.

CO2

•
Construction is more than halfway complete at Kinder Morgan’s approximately $352 million Cow Canyon expansion project in southwestern Colorado, with 100 MMcf/d of CO2 expected to come online by the end of July 2015. The entire expansion project is anticipated to increase CO2 production capacity in the Cow Canyon area of the McElmo Dome source field by 200 MMcf/d by the end of 2015.

•
Construction has begun on the approximately $240 million northern portion of the Cortez Pipeline expansion project, which will increase CO2 transportation capacity from 1.35 Bcf/d to 1.5 Bcf/d. The Cortez Pipeline transports CO2 from southwestern Colorado to eastern New Mexico and West Texas for use in enhanced oil recovery projects. The project is on track to be completed by year end.

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•
Kinder Morgan has completed construction activities at the Tall Cotton Field pilot project in Gaines County, Texas. The approximately $102 million project is the industry’s first greenfield Residual Oil Zone CO2 project and encompasses 180 acres, with potential additional development, assuming success of this project. The company initiated CO2 injection in Tall Cotton in November 2014, and the field is demonstrating early stages of CO2 injection response by producing approximately 100 barrels per day (bpd).

Products Pipelines

•
Kinder Morgan continues to work with stakeholders and communities in South Carolina, Georgia and Florida on its proposed Palmetto Pipeline. In June 2015, the company filed a petition for review in the Superior Court of Fulton County, Georgia, regarding the Department of Transportation's decision to deny Palmetto's application for a Certificate of Public Convenience and Necessity. As the company moves forward in the process outlined by the Georgia legislature, surveying and permitting activities continue. Palmetto will move gasoline, diesel and ethanol from Louisiana, Mississippi and South Carolina to points in South Carolina, Georgia and Florida. The approximately $1 billion project (KMI investment net of partner interest is $832 million) has a design capacity of 167,000 bpd and will consist of a segment of expansion capacity on the Plantation pipeline that Palmetto will lease from Plantation Pipe Line Company, and a new 360-mile pipeline to be built from Belton, South Carolina, to Jacksonville, Florida. The company anticipates an in-service date of July 2017, pending regulatory approvals.

•
Kinder Morgan continues to make progress on its approximately $517 million Utopia East pipeline project. As previously announced by NOVA Chemicals Corporation, NOVA has executed a long-term transportation agreement with Kinder Morgan to support the project. The Utopia East pipeline will have an initial design capacity of 50,000 bpd, expandable to more than 75,000 bpd. The new pipeline will originate in Harrison County, Ohio, and connect with Kinder Morgan’s existing pipeline and facilities in Fulton County, Ohio, transporting ethane and ethane-propane mixtures eastward to Windsor, Ontario, Canada. Subject to the receipt of permitting and regulatory approvals, the project is expected to be in service by early 2018.

•
Kinder Morgan began producing on-specification products in July 2015 from its second 50,000 bpd splitter unit at its approximately $436 million petroleum condensate processing facility along the Houston Ship Channel, after starting up the first 50,000 bpd unit earlier this year. The processing facility is supported by a long-term, fee-based agreement with BP North America and has a total design capacity of 100,000 bpd with both units operating.

•
In June 2015, the company announced a binding open season on its proposed Utica Marcellus Texas Pipeline (UMTP), which is designed to transport 430,000 bpd of purity and mixed natural gas liquids produced from the Utica and Marcellus areas. Products will be transported in batches to delivery points along the Texas Gulf Coast which include storage near a Kinder Morgan export facility. The UMTP project involves the abandonment and conversion of approximately 964 miles of natural gas service on TGP, the construction of approximately 200 miles of new pipeline from Louisiana to Texas, and approximately 80 miles of new laterals in Ohio, all with an anticipated in-service date in the fourth quarter of 2018, pending customer commitments and regulatory approvals. In February 2015, the

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company filed for abandonment of a TGP line with the FERC, and the FERC issued a notice of intent to prepare an environmental assessment in April 2015.

•
KMCC continues to benefit from strong Eagle Ford crude and condensate production and plans to expand the system capacity to 360,000 bpd by the end of 2015. It currently has long-term commitments for over 90 percent of the existing 300,000 bpd of capacity. Multiple KMCC-related expansion projects are in various stages of development to connect to additional Eagle Ford supplies and Texas Gulf Coast market outlets. KMCC placed two 120,000-barrel tanks and a truck offloading facility in-service at the DeWitt Station in June 2015 for Republic Midstream Marketing to facilitate transportation of crude and condensate to the KMCC delivery points. Including joint ventures and other projects, KMI’s investments related to Eagle Ford crude and condensate opportunities currently total approximately $1 billion and all are supported by long-term customer contracts.

•
Kinder Morgan completed construction on its new connection at Douglas, Wyoming, in July 2015 for its Double H Pipeline, which began service in the first quarter of this year. The 485-mile pipeline, which transports crude oil from North Dakota to Wyoming where it delivers to local markets and interconnects with the Pony Express Pipeline for further transportation to Cushing, Oklahoma, has an initial long haul capacity of approximately 84,000 bpd, with contracts for approximately 80,000 bpd.

Terminals

•
In June 2015, Kinder Morgan closed an additional investment in Watco Companies LLC, the Pittsburg, Kansas-based short line railroad terminal and port operator in which it has existing preferred and common equity interests. The $50 million convertible preferred equity investment will earn quarterly distributions and is convertible into common equity at Kinder Morgan’s election. The investment proceeds will be used by Watco to fund identified growth projects and acquisitions.

•
Kinder Morgan continues to lead design and planning-permitting activities for the Base Line Terminal development, a new crude oil storage facility in Edmonton, Alberta.  Kinder Morgan and Keyera Corp. announced the new 50-50 joint venture terminal in March and have entered into long-term, firm take-or-pay agreements with strong, creditworthy customers to build 4.8 million barrels of crude oil storage.  KMI’s investment in the joint venture terminal is approximately CAD$372 million for an initial 12-tank build out, with commissioning expected to begin in the second half of 2017.  Separately, KMI will invest up to an additional CAD$75 million outside the joint venture for connecting pipelines and related infrastructure for a total project investment of approximately CAD$447 million.  Following completion of the initial tank build out, Kinder Morgan will have nearly 12 million barrels of merchant storage in the Edmonton market.

•
The Edmonton Rail Terminal, a 50-50 joint venture with Imperial Oil Limited, was placed into service in the second quarter of 2015. The facility provides its customers, major energy companies that have made firm take-or-pay volume commitments, with over 210,000 bpd of crude take-away capacity and the capability of sourcing crude streams handled by Kinder Morgan at its Edmonton South Terminal for delivery by both CN and CP rail to North American refineries. Including investments made outside of the joint venture for pipeline

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connectivity and related infrastructure, Kinder Morgan has invested $258 million in connection with the project.

•
Work continues at various Kinder Morgan facilities along the Houston Ship Channel in response to customers’ growing demand for refined product storage and dock services. Construction began on two new ship docks on the channel capable of loading ocean going vessels at rates up to 15,000 barrels per hour. The approximately $66 million project is supported by firm vessel commitments from existing customers at Kinder Morgan’s Galena Park and Pasadena terminals. The two docks are expected to be placed in service in the second and fourth quarters of 2016, respectively.

•
Work continues on the Kinder Morgan Export Terminal (KMET) along the Houston Ship Channel. The approximately $220 million project includes 12 storage tanks with 1.5 million barrels of storage capacity, one ship dock, one barge dock and cross-channel pipelines to connect with the Kinder Morgan Galena Park terminal. An air permit for the project was received in March 2015, enabling site construction to move forward, and a final U.S. Army Corps of Engineers dock permit for pipeline relocation is expected later this year. The terminal is anticipated to be in service in the first quarter of 2017.

•
The final three tanks of a nine-tank, 1.2 million-barrel build were placed into service in the first quarter at Kinder Morgan’s Galena Park terminal, as work continued on a new barge dock at the Pasadena facility. Expected to be in service by year end, the barge dock at Pasadena will provide capacity to handle up to 50 additional barges per month. Capital expenditures for the infrastructure improvements are approximately $137 million.

•
In May 2015, construction began on the fourth of five tankers ordered by Kinder Morgan’s American Petroleum Tanker business at General Dynamics’ NASSCO shipyard in San Diego. The five tankers are slated for receipt between 2015 and mid-2017 and are supported by long-term time charters with major shippers. Each of the tankers will be 50,000-deadweight-ton, LNG-conversion-ready product carriers, with a 330,000 barrel cargo capacity. The construction of these tankers is on schedule and on budget. The first of the five tankers is scheduled to be christened in October 2015 and delivered for service in mid-November.

Kinder Morgan Canada

•
Kinder Morgan Canada is currently engaged in the process of achieving approval from the National Energy Board (NEB) for the Trans Mountain Expansion Project. The company continues to engage extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route, and marine communities. To date, 14 community benefits agreements with 19 communities representing 87 percent of the 690 miles of expansion rights-of-way have been completed, and one-third of the most directly affected First Nations along the pipeline have agreed to mutual benefits agreements. The NEB decision is scheduled for January 2016 and accordingly, the company expects the Trans Mountain expansion to be completed in the third quarter of 2018. Thirteen companies in the Canadian producing and oil marketing business signed firm long-term contracts supporting the project for approximately 708,000 bpd. Kinder Morgan Canada received approval of the commercial terms related to the expansion from the NEB in May of 2013. The proposed

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$5.4 billion expansion will increase capacity on Trans Mountain from approximately 300,000 to 890,000 bpd.

Financings

•	In the second quarter, KMI sold shares valued at approximately $863 million under its at-the-market equity distribution program.

•
KMI’s board of directors approved a warrant repurchase program authorizing KMI to repurchase in the aggregate up to $100 million of its warrants to purchase shares of Class P common stock, which are currently trading on the New York Stock Exchange. Repurchases may be made by KMI from time to time in open-market or privately negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. Under the repurchase program, there is no time limit for warrant repurchases, nor is there a minimum number of warrants that KMI intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice.

•	In the second quarter, KMI repurchased approximately 2.4 million KMI warrants.
Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and 165 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. Kinder Morgan is the largest midstream and third largest energy company in North America with an enterprise value of approximately $130 billion. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 15, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per share, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Distributable cash flow before certain items is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the

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KMI - Q2 Earnings	Page 14

quarterly dividends we are paying. Distributable cash flow before certain items is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out a substantial proportion of its cash flow is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders as compared to its stock price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. A reconciliation of distributable cash flow before certain items to net income is provided in this release. Distributable cash flow before certain items per share is distributable cash flow before certain items divided by average outstanding shares, including restricted stock awards that participate in dividends. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to segment earnings before DD&A and certain items is segment earnings before DD&A. Segment earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. Segment earnings before DD&A as presented in our GAAP financials are included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of distributable cash flow before certain items, and segment earnings before DD&A and certain items may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

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KMI - Q2 Earnings	Page 15

This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Melissa Ruiz	Investor Relations
Media Relations	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
melissa_ruiz@kindermorgan.com	www.kindermorgan.com

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KMI - Q2 Earnings	Page 16

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$3,463	$3,937	$7,060	$7,984

Costs, expenses and other
Operating expenses	1,675	2,150	3,270	4,276
Depreciation, depletion and amortization	570	502	1,108	998
General and administrative	164	154	380	326
Taxes, other than income taxes	116	111	231	221
Loss on impairments and disposals of long-lived assets, net	50	7	104	3
Other income, net	(4)	—	(3)	—
	2,571	2,924	5,090	5,824

Operating income	892	1,013	1,970	2,160

Other income (expense)
Earnings from equity investments	114	100	216	199
Loss on impairments of equity investments	—	—	(26)	—
Amortization of excess cost of equity investments	(14)	(11)	(26)	(21)
Interest, net	(472)	(440)	(984)	(888)
Other, net	11	13	24	26

Income before income taxes	531	675	1,174	1,476

Income tax expense	(189)	(178)	(413)	(378)

Net Income	342	497	761	1,098

Net (income) loss attributable to noncontrolling interests	(9)	(213)	1	(527)

Net income attributable to KMI	$333	$284	$762	$571

Class P Shares
Basic and Diluted Earnings Per Common Share	$0.15	$0.27	$0.35	$0.55

Basic Weighted-Average Number of Shares Outstanding (1)	2,175	1,028	2,158	1,028

Diluted Weighted-Average Number of Shares Outstanding (1)	2,187	1,028	2,169	1,028

Declared dividend per common share	$0.49	$0.43	$0.97	$0.85

Segment EBDA
Natural Gas Pipelines	$928	$955	$1,943	$2,025
CO2	240	332	576	695
Products Pipelines	277	202	523	410
Terminals	279	233	549	443
Kinder Morgan Canada	37	40	78	88
Other	(40)	—	(46)	7
Total Segment EBDA	$1,721	$1,762	$3,623	$3,668

Notes
(1)	For 2015 and 2014, outstanding KMI convertible preferred securities were antidilutive. For 2014 outstanding KMI warrants were also antidilutive.

KMI - Q2 Earnings	Page 17

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014(17)	2015	2014(17)
Segment earnings before DD&A and amort. of excess investments (1)
Natural Gas Pipelines	$965	$958	$2,052	$2,034
CO2	286	360	567	726
Products Pipelines	275	209	520	413
Terminals	271	227	535	455
Kinder Morgan Canada	37	40	78	88
Other	(7)	(2)	(13)	(5)
Subtotal	1,827	1,792	3,739	3,711

DD&A and amortization of excess investments	(584)	(513)	(1,134)	(1,019)
General and administrative (1) (2)	(164)	(148)	(333)	(311)
Interest, net (1) (3)	(527)	(449)	(1,041)	(894)
Subtotal	552	682	1,231	1,487

Book taxes (4)	(187)	(167)	(421)	(348)
Certain items
Acquisition expense (5)	(1)	(14)	(12)	(26)
Pension plan net benefit	11	9	23	18
Fair value amortization	25	20	48	31
Legal and environmental reserves (6)	(13)	(11)	(77)	(26)
Mark to market and ineffectiveness (7)	(20)	(31)	44	(31)
Gain/Loss on asset disposals/impairments, net of insurance	(50)	(6)	(129)	(13)
Other	6	11	13	7
Subtotal certain items before tax	(42)	(22)	(90)	(40)
Book tax certain items	19	4	41	(1)
Total certain items	(23)	(18)	(49)	(41)
Net income	$342	$497	$761	$1,098

Net income before certain items	$365	$515	$810	$1,139
Net income attributable to 3rd party noncontrolling interests (8)	(8)	(3)	(13)	(3)
Depreciation, depletion and amortization (9)	662	589	1,296	1,172
Book taxes (10)	227	201	489	415
Cash taxes (11)	(18)	(300)	(16)	(304)
Other items (12)	8	127	16	14
Sustaining capital expenditures (13)	(141)	(128)	(245)	(209)
MLP declared distributions (14)	—	(669)	—	(1,319)
DCF before certain items	$1,095	$332	$2,337	$905

Weighted Average Shares Outstanding for Dividends (15)	2,194	1,035	2,177	1,035

DCF per share before certain items	$0.50	$0.32	$1.07	$0.87
Declared dividend per common share	$0.49	$0.43	$0.97	$0.85

EBITDA (16)	$1,773	$1,751	$3,622	$3,617

KMI - Q2 Earnings	Page 18

Notes ($ million)
(1)
Excludes certain items:
2Q 2015 - Natural Gas Pipelines $(37), CO2 $(46), Products Pipelines $2, Terminals $8, Other $(33), general and administrative $9, interest expense $55.
2Q 2014 - Natural Gas Pipelines $(3), CO2 $(28), Products Pipelines $(7), Terminals $6, Other $2, general and administrative $3, interest expense $5.
YTD 2015 - Natural Gas Pipelines $(109), CO2 $9, Products Pipelines $3, Terminals $14, Other $(33), general and administrative $(29), interest expense $55.
YTD 2014 - Natural Gas Pipelines $(9), CO2 $(31), Products Pipelines $(3), Terminals $(12), Other $12, general and administrative $3.

(2)	General and administrative expense is net of management fee revenues from an equity partner: 2Q 2015 - $(9) 2Q 2014 - $(9) YTD 2015 - $(18) YTD 2014 $(18)
(3)	Interest expense excludes interest income that is allocable to the segments: 2Q 2014 - Other $4. YTD 2015 - Products Pipelines $1, Other $1. YTD 2014 - Products Pipelines $1, Other $5.
(4)
Book tax expense excludes book tax certain items. Also excludes income tax that is allocated to the segments:
2Q 2015 - Natural Gas Pipelines $(2), Products Pipelines $(3), Terminals $(9), Kinder Morgan Canada $(7).
2Q 2014 - Natural Gas Pipelines $(3), CO2 $(2), Terminals $(7), Kinder Morgan Canada $(3).
YTD 2015 - Natural Gas Pipelines $(4), CO2 $(2), Products Pipelines $(4), Terminals $(13), Kinder Morgan Canada $(10).
YTD 2014 - Natural Gas Pipelines $(7), CO2 $(4), Products Pipelines $(1), Terminals $(10), Kinder Morgan Canada $(7).

(5)	Acquisition expense related to closed acquisitions.
(6)	Legal reserve adjustments related to certain litigation and environmental matters.
(7)	Mark to market gain or loss is reflected in EBDA at time of physical transaction.
(8)
Represents net income allocated to third-party ownership interests in consolidated subsidiaries (i.e. for prior period, excludes noncontrolling interests associated with our former MLPs). YTD 2015 excludes noncontrolling interests of $14 related to an impairment included as a certain item.

(9)	Includes KMI's share of certain equity investees' DD&A: 2Q 2015 - $78 2Q 2014 - $76 YTD 2015 - $162 YTD 2014 - $153
(10)
Excludes book tax certain items and includes income tax allocated to the segments. Also, includes KMI's share of taxable equity investees' book tax expense:
2Q 2015 - $19
2Q 2014 - $19
YTD 2015 - $35
YTD 2014 - $38

(11)	Includes KMI's share of taxable equity investees' cash taxes: 2Q 2015 - $(7) 2Q 2014 - $(12) YTD 2015 - $(6) YTD 2014 - $(14)
(12)
For 2015, consists primarily of non-cash compensation associated with our restricted stock program. The restricted stock awards related to the program are included in our weighted average shares outstanding for dividends. For 2014 periods, consists primarily of excess coverage at our former MLPs (i.e. the amount by which distributable cash flow exceeded their declared distribution).

(13)	Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which we add back DD&A): 2Q 2015 - $(16) 2Q 2014 - $(22) YTD 2015 - $(34) YTD 2014 - $(25)
(14)	Represents distributions to KMP and EPB limited partner units formerly owned by the public. Not applicable after 3Q 2014.
(15)	Includes restricted stock awards that participate in dividends and dilutive effect of warrants.
(16)
EBITDA is net income before certain items plus interest expense, DD&A (including KMI's share of certain equity investees' DD&A), and book taxes (including income tax allocated to the segments and KMI’s share of certain equity investees’ book tax) less net income attributable to 3rd party noncontrolling interests, with any difference due to rounding.

(17)	Certain amounts have been reclassified to conform to the current presentation.

KMI - Q2 Earnings	Page 19

Volume Highlights (historical pro forma for acquired assets)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Natural Gas Pipelines
Transport Volumes (BBtu/d) (1) (2)	26,684	26,027	28,052	26,709
Sales Volumes (BBtu/d) (3)	2,408	2,208	2,402	2,231
Gas Gathering Volumes (BBtu/d) (2) (4)	3,574	3,394	3,561	3,275
Crude/Condensate Gathering Volumes (MBbl/d) (2) (5)	346	273	338	262

CO2
Southwest Colorado Production - Gross (Bcf/d) (6)	1.23	1.28	1.23	1.30
Southwest Colorado Production - Net (Bcf/d) (6)	0.57	0.54	0.58	0.55
Sacroc Oil Production - Gross (MBbl/d) (7)	35.14	32.16	35.43	31.96
Sacroc Oil Production - Net (MBbl/d) (8)	29.27	26.78	29.51	26.61
Yates Oil Production - Gross (MBbl/d) (7)	19.13	19.57	18.96	19.61
Yates Oil Production - Net (MBbl/d) (8)	8.58	8.50	8.51	8.61
Katz Oil Production - Gross (MBbl/d) (7)	4.04	3.79	4.00	3.66
Katz Oil Production - Net (MBbl/d) (8)	3.35	3.16	3.32	3.05
Goldsmith Oil Production - Gross (MBbl/d) (7)	1.53	1.29	1.40	1.25
Goldsmith Oil Production - Net (MBbl/d) (8)	1.34	1.12	1.22	1.08
NGL Sales Volumes (MBbl/d) (9)	10.48	9.93	10.24	9.93
Realized Weighted Average Oil Price per Bbl (10) (11)	$72.82	$88.83	$72.72	$90.35
Realized Weighted Average NGL Price per Bbl (11)	$20.04	$45.71	$20.36	$47.56

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (12)	75.1	70.9	141.9	135.0
Diesel	27.4	27.3	52.3	51.8
Jet Fuel	22.8	22.8	43.7	43.8
Sub-Total Refined Product Volumes - excl. Plantation and Parkway	125.3	121.0	237.9	230.6
Plantation (MMBbl) (13)
Gasoline	20.4	19.9	40.4	38.9
Diesel	5.1	5.2	10.3	10.5
Jet Fuel	3.8	3.4	7.3	6.7
Sub-Total Refined Product Volumes - Plantation	29.3	28.5	58.0	56.1
Parkway (MMBbl) (13)
Gasoline	2.4	1.2	4.1	2.1
Diesel	0.6	0.6	1.3	1.0
Jet Fuel	—	—	—	—
Sub-Total Refined Product Volumes - Parkway	3.0	1.8	5.4	3.1
Total (MMBbl)
Gasoline (12)	97.9	92.0	186.4	176.0
Diesel	33.1	33.1	63.9	63.3
Jet Fuel	26.6	26.2	51.0	50.5
Total Refined Product Volumes	157.6	151.3	301.3	289.8
NGLs (14)	9.7	3.7	19.4	10.0
Condensate (15)	25.2	6.6	43.7	10.6
Total Delivery Volumes (MMBbl)	192.5	161.6	364.4	310.4
Ethanol (MMBbl) (16)	10.5	10.4	20.4	20.1

Terminals
Liquids Leasable Capacity (MMBbl)	81.4	72.1	81.4	72.1
Liquids Utilization %	94.6%	94.8%	94.6%	94.8%
Bulk Transload Tonnage (MMtons) (17)	16.0	20.4	32.3	40.1
Ethanol (MMBbl)	16.3	17.4	32.3	32.7

Trans Mountain (MMBbls - mainline throughput)	29.7	27.0	57.3	51.9

KMI - Q2 Earnings	Page 20

(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Volumes for acquired pipelines are included for all periods.
(3)	Includes Texas Intrastates and KMNTP.
(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano, North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(5)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(6)	Includes McElmo Dome and Doe Canyon sales volumes.
(7)	Represents 100% production from the field.
(8)	Represents KMI's net share of the production from the field.
(9)	Net to KMI.
(10)	Includes all KMI crude oil properties.
(11)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.
(12)	Gasoline volumes include ethanol pipeline volumes.
(13)	Plantation and Parkway reported at KMI share.
(14)	Includes Cochin and Cypress (KMI share).
(15)	Includes KMCC, Double Eagle (KMI share), and Double H.
(16)	Total ethanol handled including pipeline volumes included in gasoline volumes above.
(17)	Includes KMI's share of Joint Venture tonnage.

KMI - Q2 Earnings	Page 21

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	June 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$163	$315
Other current assets	2,773	3,437
Property, plant and equipment, net	40,586	38,564
Investments	6,028	6,036
Goodwill	24,965	24,654
Deferred charges and other assets	11,095	10,043
TOTAL ASSETS	$85,610	$83,049

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$3,154	$2,717
Other current liabilities	3,345	3,645
Long-term debt	39,676	38,212
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,623	1,785
Other	2,207	2,164
Total liabilities	50,105	48,623

Shareholders' Equity
Accumulated other comprehensive loss	(291)	(17)
Other shareholders' equity	35,463	34,093
Total KMI equity	35,172	34,076
Noncontrolling interests	333	350
Total shareholders' equity	35,505	34,426
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$85,610	$83,049

Debt, net of cash (1)	$42,631	$40,614

EBITDA (2)	$7,373	$7,368

Debt to EBITDA	5.8	5.5

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP and (ii) debt fair value adjustments. The foreign exchange impact on our Euro denominated debt of $36mm is also excluded as of June 30, 2015, as we have entered into swaps to convert that debt to US$.

(2)	EBITDA includes add back of our share of certain equity investees' DD&A and is before certain items.